AS AMENDED AND RESTATED MAY 1, 2007

                           MMA PRAXIS CORE STOCK FUND
                       MMA PRAXIS INTERMEDIATE INCOME FUND
                          MMA PRAXIS INTERNATIONAL FUND
                           MMA PRAXIS VALUE INDEX FUND
                          MMA PRAXIS GROWTH INDEX FUND
                            MMA PRAXIS SMALL CAP FUND
                                  (THE "FUNDS")

                           THE MMA PRAXIS MUTUAL FUNDS
                                  (THE "TRUST")

                           PLAN PURSUANT TO RULE 18F-3
                                    UNDER THE
                         INVESTMENT COMPANY ACT OF 1940

I.    Introduction

      As required by Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), this Plan describes the multi-class system for the Funds, including the separate class arrangements for shareholder services and/or distribution of shares, as applicable, the method for allocating expenses to classes and related exchange and conversion privileges applicable to the classes.

      Upon the effective date of this Plan, the Trust, on behalf of the Funds, elects to offer multiple classes of shares of the Funds, as described herein, pursuant to Rule 18f-3 and this Plan.

II.   The Multi-Class Structure

      The Funds shall offer three classes of shares, Class A, Class B and Class
I. Shares of each class of the Funds shall represent an equal pro rata interest in each respective Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section C below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class A, Class B and Class I shares shall have the features described in Sections A, B, C, D and E, below.

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      A.    Sales Charge Structure

            1.    Class A Shares

      Class A Shares of the Funds shall be offered at the then-current net asset value plus a front-end sales charge in such amount as is disclosed in the current prospectus for the Funds, including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Trust's Board of Trustees. Class A shares generally shall not be subject to a contingent deferred sales charge ("CDSC"); provided, however, that such a charge may be imposed in certain limited cases as is disclosed in the current prospectus for the Funds, including any prospectus supplements. Class A shares shall be distinguished from Class B shares by the relative rates and timing of sales charges and the relative rates of fees under the distribution plan (see below) applicable to each class.

            2.    Class B Shares

      Class B shares of the Funds shall be offered at the then-current net asset value without the imposition of a front-end sales charge. A CDSC in such amount as is disclosed in the current prospectus for the Funds, including any prospectus supplements, shall be imposed on Class B Shares, subject to such reductions and waivers as are determined or approved by the Trust's Board of Trustees. Class B shares shall be distinguished from Class A shares by the relative rates and timing of sales charges and the relative rates of fees under the distribution plan (see below) applicable to each class.

            3.    Class I Shares

      Class I shares of the Funds shall be offered at the then-current net asset value without the imposition of a front-end sales charge or a CDSC.

      B.    Distribution Services Plans

      The Funds have adopted a Distribution Services Plan pursuant to Rule 12b-1 under the 1940 Act per Class A and Class B of shares offered, that is, the Distribution Services Plan - Class A Shares and the Distribution Services Plan - Class B Shares (the "12b-1 Plans"), containing the following terms:

            1.    Class A Shares

      Each Fund shall pay the Funds' distributor (the "Distributor") an annual fee in an amount not to exceed 0.50% of the average daily net asset value of such Fund's Class A Shares to finance or reimburse the Distributor for distribution-related activities, as provided in the 12b-1 Plans, provided that up to 0.25% of such average daily net asset value may be used as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers, Inc. (the "NASD").


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            2.    Class B Shares

      Each Fund shall pay the Distributor an annual fee in an amount not to exceed 1.00% of the average daily net asset value of such Fund's Class B Shares to finance or reimburse the Distributor for distribution-related activities, as provided in the 12b-1 Plans, provided that up to 0.25% of such average daily net asset value may be used as a "service fee," as defined in rules and policy statements of the NASD.

            3.    Class I Shares

      Class I Shares shall not participate in the 12b-1 Plans.

      C.    Allocation of Income and Expenses

            1.    General.

      The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of each Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund, unless the Trust's Board of Trustees determines to use another method that (a) is specifically permitted by Rule 18f-3 or (b) is appropriate and is determined by the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust ("Independent Trustees"), to be fair to the shareholders of each class and to provide an annualized rate of return for each class that generally differs from that of any other class only by the expense differentials among the classes. Expenses to be so allocated also include expenses of the Trust that are allocated to a Fund and are not attributable to another fund in the Trust ("Trust Expenses") and expenses of a Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Trust Expenses include, but are not limited to, certain Trustees' fees, insurance costs and certain legal fees incurred generally on behalf of the Trust. Fund Expenses include, but are not limited to, certain registration and notice filing fees, advisory fees, custodial fees, and other expenses relating to the management of each Fund's assets.

            2.    Class Expenses

      Expenses attributable to a particular class ("Class Expenses") shall be limited to: (a) payments made pursuant to a 12b-1 Plan by that class; (b) transfer agent fees attributable to that class; (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class;
(d) registration and notice filing fees for shares of that class; (e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Trustees' fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses only if they are actually incurred in a different amount by a class, or if a class receives services of a different kind or to a different degree than another class. It is intended that expenses will be allocated as Class Expenses only to the extent consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended (the "Code").


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

      In the event a particular expense is no longer reasonably or legally allocable by class or to a particular class, it shall be treated as a Trust Expense, or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

      The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by such Board and by a majority of the Independent Trustees.

            3.    Waivers or Reimbursements of Expenses

      Expenses may be waived or reimbursed by a Fund's adviser, sub-adviser, distributor or any other provider of services to the Trust or the Funds without the prior approval of the Board of Trustees, provided any such waiver or reimbursement is made in a manner consistent with the requirements of the Code and the regulations or interpretations thereunder.

      D.    Exchange Privileges

      Shareholders of each Fund have exchange privileges with the other Funds, as described below.

            1.    Class A Shares

      Class A shareholders may exchange their Class A Shares ("outstanding Class A Shares") for Class A Shares of another Fund ("new Class A Shares") on the basis of the relative net asset value per Class A Share, plus an amount equal to the difference, if any, between the sales charge previously paid on the outstanding Class A Shares and the sales charge payable at the time of the exchange on the new Class A Shares. Exchanges between Class A and Class B Shares are prohibited, except for those shareholders who qualify for sales charge waivers as disclosed in the Funds' current prospectus, including any prospectus supplements. Exchanges between Class A and Class I Shares are prohibited.

            2.    Class B Shares

      Class B Shareholders may exchange their Class B Shares ("outstanding Class B shares") for Class B Shares of another Fund ("new Class B Shares") on the basis of the relative net asset value per Class B Share, without the payment of a CDSC that would otherwise be due upon the redemption of the outstanding Class B Shares. Class B shareholders of a Fund exercising the exchange privilege will continue to be subject to the Fund's CDSC schedule following an exchange, unless the CDSC schedule that applies to the new Class B Shares is higher than the CDSC schedule applicable to the outstanding Class B Shares, in which case the schedule of the Fund into which the exchange is made shall apply. Exchanges between Class B and Class A Shares are prohibited, except for those shareholders who qualify for sales charge waivers as disclosed in the Funds' current prospectus, including any prospectus supplements. Exchanges between Class B and Class I Shares are prohibited.


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            3.    Class I Shares

      Class I shareholders may exchange their outstanding shares for Class I Shares of another Fund on the basis of the relative net asset value per Class I Share. Exchanges between Class I Shares and the shares of any other class of the Funds are prohibited.

            4.    General

      Shares resulting from the reinvestment of dividends and other distributions will not be charges an initial sales charge or CDSC when exchanged into another Fund.

      With respect to Class B Shares subject to a CDSC, if less than all of an investment is exchanged out of a Fund, the shares exchanged will reflect, pro rata, the cost, capital appreciation and/or reinvestment of distributions of the original investment, as well as the original purchase date, for purposes of calculating any CDSC for future redemptions of the exchanged shares.

      E.    Conversion Feature

      Class B Shares of a Fund, and any dividends and distributions paid on such Shares, automatically convert to Class A Shares of the Fund after nine years from the first business day of the month after purchase. The conversion will be based on the relative net asset values per share of the two classes, without the imposition of any sales load, fee or other charge. For purposes of calculating the nine year holding period, the "purchase date" shall mean the date on which the Class B Shares were originally purchased, regardless of whether the Class B Shares that are subject to the conversion were obtained through an exchange (or series of exchanges) from a different Fund.

      F.    Redemption Fees

      Redemptions and exchanges of shares of each Fund shall be subject to redemption fees in such amounts and subject to any waivers or reductions as are determined or approved by the Board of Trustees and disclosed in the Funds' then current prospectus, including any prospectus supplements.


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      G.    Board Review

            1.    Initial Approval

      The Board of Trustees, including a majority of the Independent Trustees, at a meeting held February 17, 1999, initially approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and the Funds. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

            2.    Approval of Amendments

      The Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and the Funds. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

            3.    Periodic Review

      The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

      H.    Contracts

      Any agreement related to this multi-class system shall require the parties thereto to furnish to the Board of Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

      I.    Effective Date and Subsequent Amendments

      The Plan, having been reviewed and approved by the Board of Trustees and by a majority of the Independent Trustees as indicated in Section G.1. of the Plan, initially took effect as of May 1, 1999. The Plan was amended as of May 1, 2001 for the sole purposes of adding to the Plan the MMA Praxis Value Index Fund and reflecting the change in the name of the MMA Praxis Growth Fund to the MMA Praxis Core Stock Fund. The Plan was amended and restated as of February 27, 2006 for the sole purpose of adding the Funds' Class I Shares to the Plan..

      J.    Amendments

      The Plan may not be amended to modify materially its terms unless such amendment has been approved in the manner specified in Section G.2. of the Plan.


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      K.    Limitation of Liability

      The Board of Trustees and the shareholders of any Fund shall not be liable for any obligations of the Trust or such Fund under this Plan, and any person asserting any rights or claims under this Plan shall look only to the assets and property of the Trust or the applicable Fund in settlement of such claim or right, and not to the Trustees or shareholders of such Fund.


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